Exhibit 8.1

August 25, 2011

American Tower Corporation

116 Huntington Avenue, 11th Floor

Boston, MA 02116

American Tower REIT, Inc.

116 Huntington Avenue, 11th Floor

Boston, MA 02116

Ladies and Gentlemen:

The following opinions are furnished to American Tower Corporation, a Delaware corporation (the “Company”), and American Tower REIT, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“ATRI”), and this letter is to be filed as Exhibit 8.1 to ATRI’s registration statement on Form S-4, as amended (File No. 333-174684), filed on or about August 25, 2011 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement, including the prospectus forming a part of the Registration Statement (the “Prospectus”), relates to certain of ATRI’s and the Company’s contemplated transactions in connection with the Company’s proposed conversion to a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”), including the proposed merger (the “Merger”) of the Company with and into ATRI, pursuant to the agreement and plan of merger by and between the Company and ATRI dated as of August 24, 2011, filed as Exhibit 2.1 to the Registration Statement (the “Merger Agreement”).

We have acted as tax counsel for the Company in connection with the preparation of the Registration Statement and in connection with the Merger, and we have reviewed originals or copies of such corporate records, such certificates and statements of officers of the Company, of ATRI, and of public officials, and such other documents as we have considered relevant and necessary in order to furnish the opinion hereinafter set forth. In doing so, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents. Specifically, and without limiting the generality of the foregoing, we have reviewed: (i) the form of restated certificate of incorporation of ATRI, filed as Exhibit 3.2 to the Registration Statement, (ii) the form of amended and restated By-Laws of ATRI, filed as Exhibit 3.4 to the Registration Statement, (iii) the Merger Agreement, and (iv) the Registration Statement. For purposes of the opinions set forth below, we have assumed that any documents (other than documents which have been executed, delivered, adopted or filed, as applicable, by the Company prior to the date hereof) that have been provided to us in draft form will be executed, delivered, adopted and filed, as applicable, without material modification.

The opinions set forth below are based upon the Code, the Treasury Regulations issued thereunder, published administrative interpretations thereof, and judicial decisions with respect thereto, all as of the date hereof (collectively, “Tax Laws”). No assurance can be given that Tax Laws will not change. In preparing the discussions with respect to Tax Laws matters in the section of the Prospectus captioned “Material Federal Income Tax Consequences”, we have made certain assumptions therein and expressed certain conditions and qualifications therein, all of which assumptions, conditions and qualifications are incorporated herein by reference. With respect to all questions of fact on which our opinions are based, we have assumed the initial and continuing truth, accuracy and completeness of: (i) the information set forth in the Registration Statement and in the exhibits thereto; and (ii) representations made to us by officers of the Company or ATRI or contained in the Registration Statement and in the exhibits thereto, in each such instance without regard to qualifications such as “to the best knowledge of” or “in the belief of”. We have not independently verified such information.

August 25, 2011

We have relied upon, but not independently verified, the foregoing assumptions. If any of the foregoing assumptions are inaccurate or incomplete for any reason, or if the transactions described in the Registration Statement, the exhibits thereto, or the Merger Agreement have been consummated in a manner that is inconsistent with the manner contemplated therein, our opinions as expressed below may be adversely affected and may not be relied upon.

Based upon and subject to the foregoing, we are of the opinion that:

1.	the discussion with respect to Tax Laws matters in the section of the Prospectus captioned “Material Federal Income Tax Consequences” in all material respects is accurate and fairly summarizes the Tax Laws issues addressed therein, and we hereby confirm that the opinions of counsel referred to in that section represent our opinions on the subject matter thereof;

2.	the Merger will qualify as a “reorganization” within the meaning of section 368(a)(1)(F) of the Code; and

3.	each of the Company and ATRI will be a “party to a reorganization” within the meaning of section 368(b) of the Code.

Our opinions above are limited to the matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other matters or any other transactions.

Further, we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in Tax Laws.

We hereby consent to the filing of a copy of this letter as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP